Exhibit 10.23

Elected Officer Supplemental Benefits

1.	Personal Liability Umbrella Insurance – Unisys provides $5 million personal liability insurance for coverage over and above minimum levels of personal insurance for home, cars, recreational vehicles or watercraft.

2.	Financial Counseling Services – Unisys will reimburse executives for financial counseling services, including investment planning, estate planning and/or tax preparation up to a fixed amount as noted below.

Role	1st Year of Appointment	Annual Maximum Thereafter
VP	$5,000	$4,000
Executive/Senior VP	$7,500	$5,000

3.	Car Allowance – A monthly car allowance, which will be taxed as ordinary income at the time of payment. The costs of vehicle acquisition, insurance, maintenance, repair, and gasoline are the executive’s responsibility; however, business mileage expense is reimbursable under normal expense reporting procedures.

Role	Monthly Allowance
Elected Officer	$600
CEO	$900

4.	Luncheon and Country Club – Elected Officers may join a luncheon club or country club (does not include social or athletic membership).

5.	Airline Club Membership – Elected Officers may join one airline club of their preference. This is to enable them to perform their executive role while traveling on company business.

6.	Annual Physical Examination – Elected Officers have the opportunity to participate, at no cost, in the Executive Health Program through the University of Pennsylvania Health System. Alternatively, if elected officers choose not to participate in this program, they are eligible to obtain an annual company-paid examination from their personal physicians.